UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 15, 2011
EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1100, Boston, Massachusetts	02110

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 224-9900
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On April 15, 2011, EnerNOC, Inc. (“EnerNOC”) and ENOC Securities Corporation (“ENOC Securities” and together with EnerNOC, collectively the “Borrower”) entered into a $75 million senior secured revolving credit facility pursuant to a Credit Agreement (the “Credit Agreement), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto and Silicon Valley Bank, as administrative agent, issuing lender and swingline lender (the “Administrative Agent” and together with the other lenders, the “Lenders”). Subject to continued covenant compliance, the Credit Agreement provides for a two-year revolving line of credit in the aggregate amount of $75 million, the full amount of which may be available for issuances of letters of credit and up to $5 million of which may be available for swing line loans. The revolving line of credit is subject to increase from time to time up to an aggregate amount of $100 million with additional commitments from the Lenders or new commitments from financial institutions acceptable to the Administrative Agent. The interest on revolving loans under the Credit Agreement will accrue, at the Borrower’s election, at either (i) the Eurodollar Rate with respect to the relevant interest period plus 2.00% or (ii) the ABR (defined as the highest of (x) the “prime rate” as quoted in the Wall Street Journal, (y) the Federal Funds Effective Rate plus 0.50% and (z) the Eurodollar Rate for a one-month interest period plus 1.00%) plus 1.00%. The Credit Agreement terminates and all amounts outstanding thereunder are due and payable in full on April 15, 2013.
     The Credit Agreement contains customary terms and conditions for credit facilities of this type, including restrictions on the ability of the Borrower and its subsidiaries to incur additional indebtedness, create liens, enter into transactions with affiliates, transfer assets, pay dividends or make distributions on, or repurchase, common stock of EnerNOC, consolidate or merge with other entities, or suffer a change in control. In addition, the Borrower is required to meet certain financial covenants customary with this type of agreement, including maintaining a minimum specified tangible net worth and a minimum specified ratio of current assets to current liabilities.
     The Credit Agreement contains customary events of default, including for payment defaults, breaches of representations, breaches of affirmative or negative covenants, cross defaults to other material indebtedness, bankruptcy and failure to discharge certain judgments. If a default occurs and is not cured within any applicable cure period or is not waived, the Lenders may accelerate the Borrower’s obligations under the Credit Agreement. The Credit Agreement replaces the Loan and Security Agreement among EnerNOC, ENOC Securities and Silicon Valley Bank, dated as of August 5, 2008, as amended, which expired on April 15, 2011 pursuant to its terms.
     On April 15, 2011, EnerNOC, ENOC Securities and the Administrative Agent entered into a Guarantee and Collateral Agreement (the “Collateral Agreement”) for the benefit of the Lenders. The Collateral Agreement provides that the obligations under the Credit Agreement are secured by all domestic assets of the Borrower and several of its subsidiaries, excluding the Borrower’s foreign subsidiaries.
     The foregoing summary of the Credit Agreement and the Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Collateral Agreement, which will be filed as exhibits to EnerNOC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.
Date: April 18, 2011	By:	/s/ Timothy Weller
		Name:	Timothy Weller
		Title:	Chief Financial Officer (Principal Financial Officer)